Exhibit 10.6

(English Translation)

Land Lease Agreement

Party A: Heilongjiang Shuaiyi Technology Development Co., Ltd.

Party B: Daqing Shuaiyi Biotech Co., Ltd.

Whereas:  Party A and Party B have entered into the Fixed Assets Transfer Agreement (the “Transfer Agreement”) on October 22, 2007. In the Transfer Agreement, Party B desires to purchase a building with an area of 56581.44m2 which located in Xinzhan Town, Zhaoyuan County, Daiqing City from Party A. As regarding to the right of use of 410,000M2 land of the 56581.44m2 building (sees attached figure dashed area), the authorized representatives of both parties, through friendly negotiations, have agreed to enter into the Agreement under the terms and conditions as stipulated below:

1.

Party A desires to lease the 410,000M2 land to Party B, based on the market lease price of RMB 100 Yuan per Mu (666.6M2) per year in 2008, the 410,000M2 land lease price is RMB 61,500 Yuan per year, payable at the end of every year.

2.

Party B shall not engage in any illegal activities within the area and responsible for security works.

3.

When fire fighting or epidemic prevention are involved in business activities, the Party B handles license procedures, all fees, and other related legal and economic issues.

4.

If party A desires to sell the use right of the land, Party B would have priority over the purchase of all the land. During the agreement period, Party B will not transfer the lease of the premises or sub without Party A's approval.

5.

The contract will remain in force for ten (10) years from the date of its effectiveness.

Party A: Heilongjiang Shuaiyi Technology Development Co., Ltd.

Representative: /s/Lianyuan Han

Date: January 10, 2008

Party B: Daqing Shuaiyi Biotech Co., Ltd.

Representative: /s/ Weihan Zhang

Date: January 10, 2008